EXHIBIT 10.34

MEMORANDUM OF AGREEMENT Dated: 26 October 2007
Norwegian Shipbrokers’ Association’s Memorandum
of Agreement for sale and purchase of ships.
Adopted by The Baltic and International Maritime
Council (BIMCO) in 1956.
Code name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Songa Shipping Pte Ltd. of One Temasek Avenue, 22-05 Millenia Tower, Singapore 039192 hereinafter called the Sellers, have agreed to sell, and Maxdekatria Shipping Corporation of 80 Broad Street, Monrovia, Liberia, always to be fully guaranteed by Safety Management Overseas S. A. of Panama hereinafter called the Buyers, have agreed to buy

Name: Hull No. 1050
Classification Society/Class: Lloyd’s Register of Shipping /LRS: +100A1 Bulk Carrier, BC-A, CSR, Holds No. 2, 4 and 6 may be empty, ESP, LI, *IWS, ShipRight(CM), strengthened for regular discharge by heavy grabs (20MT), +LMC, UMS with descriptive notes “Pt. Ht.”
Built: expected on or before 31	By: Sungdong Shipyard & Marine Engineering Co., Ltd. of
March 2010	Korea and Sungdong Heavy Industries Co., Ltd. of Korea
(together the “Builders” and each a “Builder”)
Flag:	Place of Registration: see clause 8 hereof
Call Sign: n/a, see clause 8 hereof	Grt/Nrt: in accordance with the Specifications
IMO Number: n/a, see clause 8 hereof

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8 and where a payment is to be made under this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Shipbuilding Contract” means the shipbuilding contract dated 5 December 2006 made between the Builder and the Sellers in connection with the construction of the Vessel by the Builder and its purchase by the Sellers, a copy of which contract is attached hereto as Appendix A.

“Shipyard” means the Builders’ facilities where the Vessel is being built and which are located at Korea.

“Specifications” means the specifications and plans to the Shipbuilding Contract, a copy of which specifications and plans are attached hereto as Appendix “B”.

“United States Dollars” and “US$” means the lawful currency of the United States of America at any relevant time.

1.	Purchase Price

US$73,500,000.00 (United States Dollars Seventy Three Million Five Hundred Thousand) plus any adjustments as provided in Clause 19 (in respects of amendments to Specifications not exceeding in aggregate US$150,000) hereof minus any adjustments as provided in Clause 22 hereof

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit in the amount of US$14,700,000 within three (3) Banking days from the date this

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Copyright: Norwegian Shipbrokers' Association, Oslo, Norway.	Printed by BIMCO's idea

Agreement is signed by both parties hereto over the fax or attachments via email. This deposit shall be placed with Nordea Bank Finland plc., Singapore Branch. Account number 503611 in the name of “Songa Shipping Pte Ltd / Maxdekatria Shipping Corporation or its nominee”. SWIFT: NDEASGSG and correspondent bank is JP Morgan Chase Bank, New York. SWIFT: CHASUS33.
and held by them in an interest bearing joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Accrued interest, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The remaining of the said Purchase Price and any other monies payable by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to Nordea Bank Finland plc., Singapore Branch. Account number 5033461901 in the name of “Songa Shipping Pte Ltd”. SWIFT: NDEASGSG and correspondent bank is JP Morgan Chase Bank, New York. SWIFT: CHASUS33.
on delivery of the Vessel, but not later than 3 Banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections (See Clause 20)

5.	Notices, time and place of delivery (See also Clause 18)

a)
The Sellers shall keep the Buyers regularly posted with regards to the estimated time of delivery of the Vessel and shall provide the Buyers with 30, 21, 15, 10, 5, and 3 days approximate notice and 1 day’s definite notice there of When the Vessel is in every respect ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery of the Vessel. Sellers to keep Buyers informed about the Vessel’s building schedule and progress of all major construction stages, such as Steel Cutting, Keel Laying, Launching and delivery date, until the Vessel is completed.

The Vessel will be delivered to the Buyers immediately and as soon as practical after the Vessel has been delivered from the shipyard to the Seller, the Sellers to have the option to register the Vessel in their registry under the name given by the Buyers prior to transferring the vessel to the Buyers under this Memorandum of Agreeement.

b)	Subject to the Vessel having completed her sea trial in accordance with the

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Shipbuilding Contract and the Specifications, the Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or safe anchorage alongside the pier or the anchorage at the Shipyard.
in the Sellers’ option.

Expected time of delivery: As per the Shipbuilding Contract on or before 31 March 2010.

Date of cancelling (see clause 14): means either of the dates on which the Sellers, but for Clause 23 hereof, could terminate the Shipbuilding Contract either pursuant to Article III of the Shipbuilding Contract or Article VIII of the Shipbuilding Contract .

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery The deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment if the same are supplied by the Builders under the Shipbuilding Contract or the Specifications. Spare parts shall be in accordance with the requirements of the Specification.

Upon signing this Agreement, the Sellers shall provide to the Buyers copies of all plans/drawings of this Vessel such as Capacity Plan, Midship Section Plan, General Arrangement

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Plan, Stability Booklet, Loading Manual, Mooring Plan, Accommodation Plan and other plans/drawings provided the same have been given from the Builder to the Sellers at same time or, otherwise, whenever made available to the Sellers by the Builder.

Buyers to take over and pay extra for all unused luboils (in storage tanks and sealed drums) and pay the current net market price (including delivery charges, if any) at the port and date of delivery of the Vessel. Bunkers which on board the Vessel at the time of delivery to be taken over by Buyers at Sellers’ net paid prices as evidenced by invoices from the Shipyard to Sellers.

8.	Documentation

The place of closing: London, Oslo or Singapore in Sellers option

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery Documents , namely:

a)
Four original legal Bills of Sale in a form recordable in                 the port and the country in which the Buyers are to register the Vessel and which the Buyers should nominate at least 30 running days prior to the delivery of the Vessel, warranting that the Vessel is free from all charters, encumbrances, mortgages and maritime liens or any other taxes, debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	All documents to be delivered to the Sellers by the Builders pursuant to Article VII.3 of the Shipbuilding Contract, including the documents called “Bill of Sale” and “Builder’s Certificate”

c)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel.

At the time of delivery the Buyers and Sellers shall sign and deriver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., relating to the Vessel and her equipment whether or not the same are on board the Vessel provided that the same have been delivered to the Sellers by the Builders. Other certificates wheter or not the same are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies provided same have been delivered to the Sellers by the Builder. Other technical documentation which may be in the Sellers’ possession (including the Specifications, the Vessel’s shipbuilding plan and drawings, equipment manuals, sea trial records major issues discussed between

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Builders/Sellers and/or classification society as from the date of this MOA/contract to be copied to Buyers. Failing to provide, same not to be considered as a breach of this contract) shall be promptly forwarded to the Buyers at their expense. The Sellers shall also deliver to the Buyers on delivery of the Vessel to the Buyers under this Agreement the Ship replica model to be delivered to the Sellers by the Builders pursuant to Article XXI of the Shipbuilding Contract. Buyers shall not pay for the model.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts, taxes or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Subject to Clause 8 hereof, any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag and similar charges payable by the Sellers under the Shipbuilding Contract in connection with the construction and/or delivery of the Vessel to the Sellers by the Builder shall be Buyers account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in brand new condition as is at the time of delivery of the Vessel to the Sellers by the Builder and always in accordance with the terms of this Agreement, the Shipbuilding Contract and Specifications and otherwise in accordance with Clause 19.
Furthermore, the Vessel shall be delivered with her class maintained without condition/recommendation*, save in respect of Classification Society requirements which customarily apply to newbuilding vessels on delivery and which can only be satisfied post delivery, free of damage affecting the Vessel’s class, and with her classification certificates and national and international trading certificates issued, as well as all other certificates the Vessel had at the time of delivery from the Builder, valid and unextended for a minimum period customarily issued by Classification Society or the relevant authorities at the time of delivery provided that the Buyers shall accept the interim/ short term/provisional certificates as issued by the Classification Society and/or the other applicable authorities at the time of delivery of the Vessel from the Builder to the Sellers. Buyers shall deal directly with the Classification Society for full term certificates after delivery of the Vessel.

12.	Name/markings (See Clause24)

13.	Buyers’ default

Should the 20 per cent deposit not be paid in accordance with Clause 2 hereof, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Should the Purchase Price not be paid in accordance with Clause 3 hereof, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the 20 per cent deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or should the Sellers be in breach of any of their obligations under Clause 18 hereof the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be ready for delivery and is not made ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the 20 per cent deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives (see also Clause 17 hereof)

16.	Arbitration

a)*
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators are properly appointed they shall in turn appoint a third arbitrator and the three arbitrators will be deciding by majority and their majority decision shall be final. In the event the two arbitrators appointed by the parties hereto fail agree on the appointment of the third arbitrator then the President of the Lloyds Maritime Arbitration Association at the relevant time shall be asked by either party to appoint the third arbitrator.

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Clauses 17 – 26 hereto, inclusive, as attached, shall be deemed incorporated and considered integral part of this Agreement.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

ADDITIONAL CLAUSES 17 —26

TO THE MEMORANDUM OF AGREEMENT DATED 26 OCTOBER 2007

IN RESPECT OF SUNGDONG HULL NO 1050

17.
Supervision and plan approval during construction of the Vessel to be carried out by Sellers. Buyers to have the right for Hull 1050 to use the same observer as for the Hull 1039, i.e. only one observer for both Hull 1050 and Hull 1039 at Sungdong Shipyard immediately after the Keelaying of the Vessel. This observer is to form part of the Sellers’ supervision team but all costs connected with their stay at the Shipyard are to be for the Buyers’ account. This observer shall have no authority in the construction, drawing approval and shall only liaise/communicate with Sellers’ supervision team and not the Shipyard directly. Office facilities with phone, fax, e-mail to be provided by Sellers within Sellers’ supervision team site office, all direct costs associated with Buyers’ observers’ use of these offices to be for Buyers’ account.

The Buyers’ observer shall not have any direct contact with the Shipyard whatsoever. Any questions or comments shall be addressed in writing to Sellers’ representative at the Shipyard who will receive all written comments/questions from the Buyers. The Sellers’ representatives shall forward all of the Buyers’ comments/questions to the Shipyard but the Shipyard is not obliged to comply with all demands. This paragraph is fundamental for this Contract.

If for any reason whatsoever the Sellers are not satisfied with the conduct of the Buyers’ observer or such observer act in contravention of the provisions herein, the Sellers may request the substitution of such observer and the Buyers must comply with such request.

In addition to the observer the Buyers shall have the right to have, at their risk and expense, two (2) members of the crew joining the Vessel’s construction on the earliest of (i) the date sea trials are to commence and (ii) the date falling 21 days prior to the Vessel being delivered to the Sellers under the Shipbuilding Contract. The Buyers’ crew shall join the Vessel for familiarisation purposes and shall not interfere with the Vessel’s operation, sea trials or building schedule and shall sign the Builders’ indemnity letter prior to their embarkation on board the Vessel.

18.
With effect from the delivery of the Vessel under this Agreement, the Sellers undertake to assign to the Buyers all their rights, interest and title a) under the relevant article of the Shipbuilding Contract dealing with the Vessel’s so called warranty of quality, b) in any claims made thereunder outstanding at the time of such assignment, and c) under any other suppliers’ or equipment manufaturers’ warranties that are available to the Sellers, such assignments being subject to the consent of the Builder and such other suppliers. The assignment of the rights described above shall be effected by a) the Sellers executing a deed in a form acceptable to the Buyers and b) the Builder, or such other relevant supplier or manufacturer countersigning a Notice of Assignment again in a form acceptable to the Buyers, such notice to be duly executed, provided, however, that in the event that the Builder or any supplier or manufacturer, does not consent to the assignment of the relevant warranty, the Sellers hereby further undertake to act as the agent of the Buyers in raising, handling and closing any claims that the Buyers may want to raise under the said warranty always following the instructions of the Buyers. The Sellers shall not refuse any request by the Buyers to raise a claim under the said warranty of quality on the understanding that the Sellers shall not be liable to meet a claim if there is a failure to recover the same from the

Builder, or, as the case may be, the relevant supplier or manufacturer, provided, however, that the Sellers shall, on the request of the Buyers, commence legal proceedings against the Builder, or the supplier or manufacturer in connection with any disputed or non-recoverable claim made under the relevant warranty. The Sellers will draft the deed of assignment which is subject to Buyers’ approval, but such approval not to be unreasonably withheld.

The Vessel shall be delivered to the Buyers only once she is in all respects ready in accordance with the Shipbuilding Contract and Specification. However, the Buyers shall accept the Vessel if the Sellers are obliged to take delivery of the Vessel under the Shipbuilding Contract, Article III always with the provision that any liquidated damages are transferred to the benefit of the Buyers.

19.
The Vessel shall be delivered to the Sellers in accordance with the Shipbuilding Contract and the Specifications, as these may be amended and/or supplemented from time to time in accordance with the provisions of this Clause.

The Sellers undertake that following the date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will not, without the previous written consent of the Buyers; (a) other than as may be allowed by the proviso hereto, agree any amendments, supplements or changes whatsoever to the Shipbuilding Contract, the Specifications (whether or not the said amendments, supplements or changes are necessitated by change in Classification Society rules and regulations) or any other document relating to the construction of the Vessel; (b) release the Builders from any of their obligations under the Shipbuilding Contract or the Specifications or, waive any breach of any of the Builders’ obligations under the Shipbuilding Contract or the Specifications, (c) consent to any such act or omission of the Builders or, as the case may be, the Intermediate Seller as would otherwise constitute such breach; (d) grant any consent that the Sellers are allowed to grant under the Shipbuilding Contract in accordance with its terms and (e) terminate the Shipbuilding Contract for any reason whatsoever other than in accordance with Clause 23 hereof, PROVIDED HOWEVER, that in case of any questions arising as regards the Specifications and their application which result in amendments, supplements or changes whatsoever to the Shipbuilding Contract or the Specifications, the Sellers shall have the right to agree to any such amendments not exceeding in aggregate until the date of delivery of the Vessel under this Agreement the total amount of USD150,000.- for Buyers’ account without the need to obtain the Buyers consent in relation thereto.

20.
The Buyers have received and approved the Specifications, the Makers List and the Shipbuilding Contract, and therefore this Sale is outright and definite, subject only to the terms and conditions of this Agreement.

21.
The Buyers shall have the right to assign as security any of their rights under this Agreement to a bank or other financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

22.
To the extent that the Sellers for any reason whatsoever receive the benefit of a reduction (the “reduction”) in the purchase price to be paid by them under the Shipbuilding Contract, then the Buyers would automatically be entitled to receive, in the Buyer’s option, either a reduction in the Purchase Price or a lump sum payment by the Sellers to the Buyers on delivery of the Vessel under this Agreement, in either case equal to the amount of the reduction.

23.	If for any reason whatsoever the Seller become entitled under the Shipbuilding Contract to terminate the Shipbuilding Contract or to reject the Vessel, then the Sellers shall, before exercising such right of termination or rejection, advise in writing the Buyers of the existence thereof and shall act in relation to the said right(s) in accordance with the Buyers instructions. Within four (4) calendar days from receiving such advice the Buyers shall in turn advise the Sellers in writing:

(a)
if they wish the relevant agreement to be terminated or, as the case may be, the Vessel to be rejected. Upon such notice being given the deposit together with the interest earned shall be released immediately to the Buyers after which this Agreement shall be null and void; or

(b)
if they do not wish the relevant agreement to be terminated or, as the case may be, the Vessel to be rejected, of the terms, if any, upon which the Buyers will be willing for the Sellers to continue the Shipbuilding Contract or accept the Vessel. Upon receipt by the Sellers of the said notice and depending on the instructions contained therein, the Sellers would either (i) if the Buyers have given instructions to negotiate terms, negotiate the terms on which delivery of the Vessel would be taken or the Shipbuilding Contract would be continued or (ii) if there are no instructions to negotiate terms but merely instrctions to continue, unconditionally continue the Shipbuilding Contract, take delivery of the Vessel and deliver the Vessel to the Buyers. In the event that the Builders do not agree to the terms requested by the Buyers in their notice to the Sellers, then the Sellers, having first obtained the Buyers’ prior written consent, shall be entitled to terminate the Shipbuilding Contract, or, as the case may be, reject the Vessel whereupon the provisions of sub-paragraph (a) shall apply.

24
Subject to the Builders’ concent it is hereby agreed that it will be for the Buyers and not for the Sellers to provide the marking of the Vessel and Sellers agree, subject to receiving adequate notice, that they will pass the Buyers’ proposed markings to the Builders and arrange that the same is imprinted by the Builders on the Vessel’s hull, funnel and on the Vessel’s papers. To the extent the Builders require any additional payment for making such imprints, then such payment shall be for the Buyers’ account.

25
The Sellers undertake only on Major issues to provide the Buyers with copy of important matters in connection with the Shipbuilding Contract. Failure to provide such documentation shall not be considered a breach of this Memorandum of Agreement.

26	Any and all notices and communications in connection with this Agreement shall be in English and addressed as follos:

if to the Buyers at:

c/o Safety Management Overseas S.A.
32 K. Karamanli Avenue
166 05 Voula
Athens
Greece

Fax number:	+30 210 895 6900
Attn.:	Dr. Loucas N Barbaris

if to the Sellers to:

c/o Songa Shipping Pte Ltd.
of One Temasek Avenue
22-05 Millenia Tower
Singapore 039192

Fax number:	+65-6339 0559
Tel number:	+65-6339 0848
Attn.:	Sissel Grefsrud

Or to such other address or facsimile number as the relevant party may advise the other party in writing at any relevant time.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

The Sellers: Songa Shipping Pte Ltd. Of One Temasek Avenue, [SEAL] 22-05 Millenia Tower Singapore 039192	The Buyers: Maxdekatria Shipping Corporation of 80 Broad Street, Monrovia, Liberia always to be fully guaranteed by Safety Management Overseas S.A. of Panama

/s/ Sissel Grefsrud	/s/ George Papadopoulos
SISSEL GREFSRUD Attorney-in-fact	GEORGE PAPADOPOULOS Attorney-in-fact